Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

BRIGHAM EXPLORATION ANNOUNCES THE RESIGNATION OF STEVE WEBSTER AS A BOARD MEMBER

          Austin, TX - April 2, 2007 -- Brigham Exploration Company (NASDAQ:BEXP) today announced that Steven A. Webster has resigned from its board of directors. Mr. Webster has served as a member of Brigham’s board of directors since December 2002. Given that DLJ Merchant Banking Partners III, L.P. has chosen not to reappoint another representative, Brigham has opted to reduce the board size from eight to seven board members.

          Bud Brigham, Brigham’s CEO and President, commented, “We appreciate the very significant contributions that Steve Webster has made at Brigham.  We recognize that Mr. Webster’s other obligations have made it difficult to continue serving on our board.  Although he is off the Board, we are very pleased that he will continue to oversee CSFB’s investment in the company as an observer at our Board Meetings.  We wish him the very best of luck in all his future endeavors.”

          Mr. Webster commented, “I have enjoyed my tenure on the board at Brigham.  I believe the company is well positioned to compete effectively in today’s oil and gas business.  I look forward to a continuing relationship with the company.”

About Brigham Exploration

          Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

Forward Looking Statement Disclosure

          Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the federal securities laws.  Important factors could cause our actual results to differ materially from those contained in the forward looking statements including our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business‚ our liquidity and ability to finance our exploration and development activities‚ market conditions in the oil and gas industry‚ our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission.  Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements may be expressed differently.  All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

Contact:	Rob Roosa, Finance Manager
(512) 427-3300